Exhibit 99.1

ATHEY PRODUCTS ENTERS PURCHASE AGREEMENT WITH ALAMO GROUP

WAKE FOREST, N.C., February 6, 2001/PRNewswire/ -

Athey Products Corporation (Nasdaq: ATPCQ - news), a manufacturer of street sweeping and material handling equipment, filed a voluntary petition for relief pursuant to Chapter 11 of the Bankruptcy code with the U. S. Bankruptcy Court for the Eastern District, Raleigh Division, on December 8, 2000. After considering various reorganization options, including asset sales, the Company announced today that it had entered into a Purchase Agreement with Alamo Group
(NC) Inc. (a subsidiary of the Alamo Group Inc., San Antonio, Texas) for the sale of substantially all of its assets. The purchase price is $11 million in cash (subject to contractual adjustments as applicable) and the assumption by Alamo of certain obligations including existing sale agreements to its customers, warranties and dealer agreements.

The sale is subject to notice and hearing by the Bankruptcy Court. The initial hearing is scheduled for February 9, 2001, with the final hearing on February 20, 2001. Possible overbids are due on or before February 20. In the event there are overbids, they will be reviewed and a final determination as to the purchaser will be made on February 20 with a projected closing date of March 5, 2001.

Pending closing of the Alamo offer or an overbid offer, the Company will continue production of its products and operation of its business as presently being conducted.

This news release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in those statements. In addition to these factors, the economic, competitive, governmental, technological and other factors identified in the Company's filings with the Securities and Exchange Commission, including, but not limited to, its quarterly report on Form 10Q for the quarter ended September 30, 2000, could affect the forward-looking statements contained in this news release.